Exhibit 10.01

June 27, 2013

PRIVILEGED & CONFIDENTIAL

Mark S. Cross

1000 Middle Quarter Court

Richmond, VA 23238

Dear Mark:

This letter is written to set forth the terms and conditions covering the termination of your employment with MeadWestvaco Corporation (“MeadWestvaco” or the “Company”).

1.	Your employment with the Company will end at the close of business on July 31, 2013 (your “Termination Date”). Between the date of this letter and your termination date, you will continue to perform such duties as the Company reasonably requests and you will assist in an orderly transition of your work responsibilities.

2.	You will be paid your normal salary and remain eligible for Company benefits through your Termination Date. In addition:

a.	Under the Company’s vacation policy, you will receive pay for any earned 2013 vacation days or weeks available but not taken prior to your Termination Date.

b.	You may have a right to receive benefits under one or more of MeadWestvaco’s pension and savings plans and non-qualified plans. If you have a right to receive benefits under any of those plans, you will receive additional information about your rights from MeadWestvaco’s third-party administrators, Aon Hewitt or the Newport Group.

c.	You have a right to “COBRA” continuation coverage under the Company’s health plans. You will receive additional information about your COBRA rights from MeadWestvaco’s third-party administrator, Aon Hewitt.

d.	You will be eligible for consideration to receive an incentive payment under the company’s 2013 Annual Incentive Plan, subject to the terms and conditions of the Plan.

e.	Effective upon your signing (and not revoking) this Letter Agreement and the attached Release,

(i)	you will also be entitled to receive full vesting of your outstanding unvested stock option awards for 2011, 2012 and 2013 covering 72,876 shares of MeadWestvaco common stock, subject to the other terms and conditions that apply to such awards; and

(ii)	all of your outstanding stock option awards will remain exercisable for the full term of each respective award, (10 years beginning with the original award date of each grant) subject to the other terms and conditions that apply to such awards.

You acknowledge that as of the Termination Date, you have been paid by the Company for all hours worked as an employee of the Company and are in receipt of all amounts due from the Company, including but not limited to the following: (i) all wages, incentive compensation, commissions, bonuses, and overtime compensation, and (ii) reimbursement for all reasonable and necessary business travel and entertainment expenses incurred on behalf of the Company. No other amounts are due to you from the Company or any of its affiliates, or from any of the Company’s benefit plans or plan administrators, except pursuant to this Letter Agreement (if it becomes effective and enforceable).

3.	In addition, you are eligible to receive the severance benefits under the MeadWestvaco Corporation Severance Pay Plan for Salaried and Non-Union Hourly Employees (the “Severance Plan,” as described in paragraph 4, below). However, in order to receive these severance benefits, you must sign (and not revoke) this Letter Agreement and the attached Release of all legal claims against the Company. You are under no obligation to accept this proposal.

4.	The following is a summary of the severance benefits the Company will provide under the Severance Plan (“Severance Benefits”) if you sign (and do not revoke) this Letter Agreement and the Attached Release:

a.	The Company will pay you a lump sum amount equal to 104 weeks of your current base salary, or $1,030,000 (“Severance Payment”). This amount will be paid by the second payroll date after (i) you have executed this Letter Agreement and the attached Release and (ii) the 7-day revocation period described in paragraph 12 below, has expired.

b.	If you elect to continue medical and dental benefits through COBRA, your cost to continue medical and dental coverage will be at active employee rates for the first 3 months. After the first 3 months, you will have to pay the COBRA rate for continued coverage.

c.	The Company will pay for professional outplacement services through Right Management (or the Vendor of your choice), for a period of 9 month(s). If you wish to take advantage of these services, you must (i) begin to use them by within 90 days after your termination date and (ii) complete all outplacement programs by the end of the second calendar year that starts after the calendar year in which your termination date occurs.

These payments and benefits are subject to withholding of income and employment taxes.

5.	In consideration of the Company’s agreement to provide the Severance Benefits described in paragraph 4, above, you agree to sign (and not revoke) the attached Release. The Release specifically covers all claims that you may have under municipal, state, or federal law, including claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”).

6.	You agree to keep confidential and not disclose, either before or after your termination, any information received by you during or as a result of your employment with the Company that might reasonably be construed to be confidential or adverse to the interests of the Company. In addition, you agree not to, either directly or indirectly, make, publish, or disseminate any statement, communication, or other representation that would hurt (or “disparage”) the Company in any way; provided that this responsibility is not intended to inhibit complete and truthful testimony in the event you are ever requested to provide information to a court or government agency.

7.	You acknowledge that violations of paragraph 6 of this Letter Agreement are likely to result in irreparable harm to the Company. You thus agree that if you violate paragraph 6, the Company shall have the right to seek injunctive relief in the federal or state courts of Virginia to stop any such breaches. You agree that if such breach should occur, the Company shall be entitled to injunctive relief to prevent any such violations, and shall not be obligated to post any bond to secure that relief. You also agree that the Company shall be entitled to recover its reasonable attorneys’ fees and costs incurred in pursuing its remedies, to the extent permitted by law, as well as any other damages a Court deems appropriate.

8.	You acknowledge and agree that you are subject to restrictive covenants under a Restrictive Covenants Agreement between you and the Company and under equity grants from the Company.

9.

You expressly acknowledge and represent that: (i) you have suffered no injuries or occupational diseases arising out of or in connection with your employment with the Company; (ii) you have received all wages to which you were entitled as an employee of the Company; (iii) you have received all leave to which you were entitled under the Family and Medical Leave Act (“FMLA”) or similar state law; (iv) you are not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act or similar state law; (v) you are not aware of any facts that may constitute violations of the Company’s Code of Conduct and/or legal obligations, including the federal securities laws; and, (vi) you have not filed any employment discrimination, wrongful discharge, wage and hour, or any other complaints or charges in any local, state or federal court, tribunal, or administrative agency against the Company or its parent, subsidiaries (whether or not wholly-owned), affiliates, divisions, predecessors, successors, insurers or assigns, or any other related individuals or entities, jointly or individually, or their past or present stockholders, directors, officers, trustees, agents, insurers, representatives, attorneys, benefit plans, benefit plan administrators or trustees, or employees.

10.	This Letter Agreement supersedes any previous agreements relating to your rights upon termination of your employment with the Company. However, any agreement relating to the Company’s intellectual property, non-compete arrangements or Code of Conduct remain in effect.

11.	You are advised to consult with an attorney before signing this Letter Agreement and the attached Release. With the exception of your review of this Letter Agreement with your immediate family members, attorney, accountant, or income tax preparer, you agree not to disclose the terms of this Letter Agreement to any other party, including any other MeadWestvaco employees.

12.	You are advised that you have up to twenty-one (21) days to consider the terms of this Letter Agreement and the Release before you sign them. In addition, you may revoke this Letter Agreement and the Release within seven (7) days after you sign them by giving written notice to:

John J. Carrara, Esq.

MeadWestvaco Corporation

299 Park Avenue

New York, NY 10171

If you revoke this Letter Agreement or the Release, you will not be entitled to receive any benefits under the Severance Plan.

13.	You agree that any and all disputes or claims arising between you and the Company (and its subsidiaries, affiliates, directors, officers, employees, representatives, and agents) and their respective heirs, successors, and assigns concerning your employment or the termination of your employment shall be settled by final and binding arbitration, which shall be the exclusive means of resolving any such dispute or claim; provided that arbitration related to a claim for benefits under an employee benefit plan governed by the Employee Retirement Income Security Act (“ERISA”) shall not be initiated until after you exhaust the relevant plan’s claim and appeal process. The arbitration shall be conducted by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

14.	This Letter Agreement and the attached Release shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction.

15.	This Letter Agreement and the attached Release set forth our entire agreement regarding your termination of employment with the Company. You understand and agree that no representations, other than what is explicitly provided for in this Letter Agreement and the attached Release, have been made to you.

16.	This Letter Agreement and the attached Release may be amended or modified only by another writing executed by both the Company and you.

17.	If any provision of this Letter Agreement or the attached Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Letter Agreement and attached Release; provided, however, that upon any finding by a court of competent jurisdiction that the release and/or promises provided for in the attached Release are illegal, void or unenforceable, you agree, at the Company’s request, to execute promptly a release and/or promise of comparable scope that is legal and enforceable. If such a release is not executed by you, you shall promptly return to the Company the Severance Payment.

18.	If you agree to the terms set forth in this Letter Agreement, please indicate your agreement and acceptance by voluntarily signing this Letter Agreement and the attached Release in the spaces provided and return the original of each document to me.

19.	In signing this Letter Agreement and the attached Release, you agree that: (i) you have carefully read this Letter Agreement and the attached Release; (ii) you fully understand all of their terms; (iii) you are freely and voluntarily entering into this Letter Agreement, and knowingly releasing the Company in accordance with the terms contained in the attached Release; (iv) before signing this Letter Agreement and attached Release, you had the opportunity to consult with an attorney of your choice and you were advised by the Company to do so; and, (v) you have been given twenty-one (21) days to consider this Letter Agreement and the attached Release and seven (7) days to revoke this Letter Agreement and the attached Release.

Very truly yours,

/s/ James A. Buzzard

James A. Buzzard

President

MeadWestvaco Corporation

Agreed and accepted:

Name: /s/ Mark S. Cross

Date: July 24, 2013

RELEASE

In consideration of the severance benefits offered to me by MeadWestvaco Corporation (the “Company”) under the MeadWestvaco Corporation Severance Plan for Salaried and Non-Union Hourly Employees and other consideration specified in a letter dated June 27, 2013 (the “Letter Agreement”), I, on behalf of myself, and on behalf of my heirs, successors, and assigns, hereby agree to release the Company and its parent, subsidiaries (whether or not wholly-owned), affiliates, divisions, predecessors, successors, insurers and assigns, and any and all other related individuals and entities, jointly and individually, and their past, present and future stockholders, directors, officers, trustees, agents, insurers, representatives, attorneys, benefit plans and benefit plan administrators and trustees, and employees (“Releasees”) from any and all claims, demands, actions, and liabilities that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment, including, but not limited to:

a.	all statutory claims, including all claims on the basis of age, race, color, creed, religion, national origin, sex, pregnancy, harassment, disability, handicap, affectional or sexual orientation, gender identity or expression, marital, domestic or civil union partnership status, military or veteran status, genetic information, retaliation, wage protection, or any other category or claim or arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; Section 1981 of the Civil Rights Act, 42 U.S.C. § 1981; the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq.; 29 U.S.C. § 630 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.; the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 706 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 793(c) et seq.; the Family Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 29601 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 301 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., the Older Worker Benefit Protection Act, Virginians with Disabilities Act, Va. Code §§ 51.5-41 et seq.; Virginia Human Rights Act, as amended, Va. Code 2.2-3900 et seq.; Virginia Equal Pay Act, as amended, Va. Code §§ 40.1-28.6 et seq.; Virginia Whistleblower Law, Va. Code §§ 40.1-51.2:1 & 40.1-51.2:2; Virginia Minimum Wage Act, as amended, Va. Code §§ 40.1-28.8 et seq.; and Virginia Wage Payment and Collection Act, as amended, Va. Code §§ 40.1-29 et seq, all as amended; as well as all claims arising under any other federal, state, or local statute, regulation, Executive Order, or ordinance.

b.	all common law claims, including but not limited to breach of contract (express or implied), breach of an implied covenant of good faith and fair dealing, retaliation, wrongful discharge, violation of public policy, detrimental reliance, defamation, emotional distress, invasion of privacy, fraud, negligent or intentional misrepresentation, tortious interference with contract or prospective economic advance, negligence;

c.	all claims arising under the United States or Virginia Constitutions;

d.	all claims for any damages or compensation, including back wages, front pay, bonuses, awards, commissions, health and welfare benefits, fringe benefits, severance benefits, incentive compensation, long-term incentives, compensatory, emotional distress, pain and suffering, and/or punitive damages, or any other form of economic loss; and,

e.	all claims for attorneys’ fees, costs, disbursements and/or the like.

I also promise not to sue the Releasees on any claims relating to my employment with the Company or the termination of that employment, including but not limited to, the above referenced claims.

However, I understand that by signing this Release (“the Release”) I am not releasing: (i) any claims arising after the date that I sign the Release; (ii) any claims for enforcement of the Letter Agreement; (iii) any rights or claims to workers’ compensation or unemployment benefits; (iv) any claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; or (v) any claim that cannot be waived as a matter of law pursuant to federal, state or local law, including without limitation, whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley) and claims under the Fair Labor Standards Act.

In addition, I understand that nothing in the Release is intended to prohibit or restrict me from: (i) making any disclosure of information required by process of law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to discrimination or fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) conferring with legal or financial advisors.

I understand that, as a consequence of my signing this Release, I am giving up, with respect to my employment and the termination of that employment, any and all rights or claims that I might otherwise have through the date that I sign this Release.

I acknowledge and agree that:

a.	The benefits I am receiving under the Program and the Letter Agreement and Severance Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release;

b.	The Company advised me in writing to consult with an attorney prior to signing this Release;

c.	I was given a period of at least twenty-one (21) days within which to consider this Release; and

d.	The Company has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days of my signing this Release.

I warrant and represent that my decision to sign this Release was (i) entirely voluntary on my part; (ii) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Letter Agreement; and (iii) did not result from any threats or other coercive activities to induce my agreement to this Release.

If I decide to exercise my right to revoke within seven (7) days of my agreement to this Release, I warrant and represent that I will do the following: (i) notify the Company in writing, in accordance with the Letter Agreement, of my intent to revoke this Release, and (ii) simultaneously return in full any consideration received from the Company.

I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

Name: Mark S. Cross	Signature /s/ Mark S. Cross

Date July 24, 2013

REMINDER REGARDING MWV CONFIDENTIAL INFORMATION AND OTHER OBLIGATIONS

In view of your pending departure from MWV, we are providing the following reminder of certain of your obligations to MWV. You have an obligation to:

•

keep secret, and not to use or disclose to others, confidential and proprietary information of MWV, which includes information received by MWV from others. This information includes technical, business, product, financial, and other information.

•	not take with you any confidential and proprietary information of MWV and to return such information and any copies to MWV prior to your departure.

•	comply with all restrictive covenants set forth in a Restrictive Covenants Agreement between you and the Company and all restrictive covenants set forth in an equity grant from the Company.

The obligations listed in the first two bullets above exist whether or not you executed a written agreement with MWV or one of its predecessor companies during your employment. These are also referenced in the MWV Code of Conduct you have affirmed. To the extent you entered into any specific written agreement with the Company on this subject, we also encourage you to review that agreement to insure you do not inadvertently breach any of your obligations under that agreement after you leave the Company. This also includes the obligation to disclose to MWV any inventions or other protectable developments which you made during your employment. Thank you for your contributions to MWV and your compliance with these obligations.

I acknowledge receipt of the above Reminder Regarding MWV Confidential Information and other Obligations:

Name: Mark S. Cross	Signature /s/ Mark S. Cross

Date: July 24, 2013

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